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                                                                   EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made this 16th day of January, 1997, between VITA FOOD PRODUCTS, INC., a Nevada corporation (the "COMPANY") and JAY H. DEMBSKY (the "EMPLOYEE").

                                    RECITALS

     WHEREAS, the Company is engaged in the business of processing and manufacturing cured and smoked herring and salmon products and distributing other related products; and

     WHEREAS, the Company has determined that in view of the Employee's knowledge, expertise and experience in finance and accounting, the Employee's services as chief financial officer of the Company will be of great value to the Company, and accordingly, the Company desires to enter into this Agreement with the Employee as set forth herein in order to secure such services; and

     WHEREAS, the Employee desires to serve as chief financial officer of the Company on the terms set forth herein.

     NOW, THEREFORE, for and in consideration of the Employee's employment by the Company, the above premises and the mutual agreements hereinafter set forth, the Employee and the Company agree as follows:

     1. DEFINITIONS.

           (a) "CAUSE" means the Employee's (i) commission of any act of fraud or dishonesty relating to and adversely affecting the business affairs of the Company; (ii) conviction of any felony in connection with employment by the Company; or (iii) habitual material failure after written notice specifying such failure and a reasonable opportunity to cure such failure to perform his material duties hereunder responsibly.

           (b) "CHANGE IN CONTROL EVENT" means any of the following events: the sale of all or substantially all of the assets of the Company; the failure of the current members of the Company's Board of Directors (the "BOARD") to constitute a majority of the Board; the sale or other transfer of ownership or voting control of the majority of the voting stock of the Company to any one entity/individual or to a group of affiliated entities/individuals.

           (c) "TOTAL DISABILITY" means the Employee's inability, through physical or mental illness or accident, to perform the majority of his usual duties and responsibilities hereunder (as such duties are constituted on the date of the commencement of such disability) in the manner and to the extent required under this Agreement for a period of at least one hundred eighty (180) consecutive days. Total Disability shall be deemed to have occurred on the first day following the expiration of such one hundred eighty (180) day period.

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     2. EMPLOYMENT; DUTIES.

           (a) The Company agrees to employ the Employee as Vice President and Treasurer - Chief Financial Officer of the Company with the duties and responsibilities generally associated with such position and currently performed by the Employee and such other reasonable additional responsibilities and positions as may be added to the Employee's duties from time to time by the Board consistent with the Employee's position.

           (b) During the term of employment hereunder, Employee shall (i) diligently follow and implement all management policies and decisions communicated by the Board of Directors; and (ii) timely prepare and forward to the Board all reports and accountings as may be requested.

           (c) Employee's duties and responsibilities hereunder shall be modified and/or excused during reasonable periods of absence due to health or disability or vacation, as provided herein.

     3. TERM. The term hereof shall commence on the date of this Agreement and shall continue for a period of two (2) years (the "TERM").

     4. COMPENSATION.

           (a)(1) Employee shall be paid a base salary of One Hundred Ten Thousand Dollars ($110,000) per year (the "BASE SALARY") for the twelve
      (12) month period which began on October 14, 1996 and which ends on October 13, 1997. The Base Salary shall accrue and be due and payable in equal, or as nearly equal as practicable, weekly installments and the Company may deduct from each such installment all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding tax requirements. The Base Salary shall be increased for the twelve (12) month period beginning on October 14, 1997 and ending on October 13, 1998 by a percentage equal to at least the percentage increase in the cost of living. The Base Salary shall be further increased for the period beginning on October 14, 1998 and ending on the last day of the Term by a percentage equal to at least the percentage increase in the cost of living.

           (2) The Base Salary may be increased from time to time and at any time by the Compensation Committee and approved by the Board, but shall in no event be reduced or decreased below the highest level attained at any time by Employee.

           (3) If the Term shall begin on other than the first business day of a calendar month and if the Term hereof shall terminate on other than the last day of a calendar month, Employee compensation for such month shall be prorated according to the number of days during such month that occur within the Term.

           (b) The Employee shall receive an annual bonus targeted between 25% and 50% of his Base Salary based on the Company bonus plan and his individual performance all as approved by the Compensation Committee and by the Board (the "BONUS PAYMENT"). The Employee shall receive a minimum Bonus Payment of $20,000 for the year ended December 31, 1997. All Bonus Payments shall be paid on or


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      before the 15th day of March following the year for which such Bonus
      Payment was computed.

           (c) While Employee is performing the services described herein, the Company shall, upon request, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the performance of duties of employment hereunder.

           (d) If the Company now maintains or, while Employee renders services to the Company, establishes an incentive or other compensation plan (however described or denominated) for the corporate, operating or executive officers or other management of the Company, or if the Company now maintains or, while Employee renders services to the Company, establishes any other benefit program(s) (however described or denominated) for corporate, operating or executive officers or other management employees of the Company, Employee shall be eligible to fully participate in each such plan or benefit program.

           (e) During the Term, the Company shall provide health, medical, disability and term life insurance to Employee in accordance with any group plan which it now maintains or which may hereafter be established by the Company.

           (f) Employee shall receive not less than three (3) weeks paid vacation during each twelve (12) month period of employment. Such vacation period may be increased from time to time and at any time by the Board but shall in no event be shortened to less than the longest period attained by Employee at any time during his employment.

           (g) On October 14, 1996, the Employee was granted incentive stock options to purchase 80,000 shares of common stock pursuant to the Company's 1996 Employee Stock Option Plan. The incentive stock option will vest at the rate of 20% per year over five years (i.e. one year from the date the incentive stock options are granted, options to purchase 16,000 shares of common stock will become exercisable).

     5. TERMINATION.

           (a) Employee's employment may be terminated only as follows:

                 (1) By the Company:  For Cause; or

                 (2) By the Employee:  (a) because of a breach of this
            Agreement by the Company which is not cured within ten (10) days after written notice of such breach is delivered to the Company; or
            (b) if a Change in Control Event occurs; or (c) if the Company enters into a contract to relocate or does actually relocate its offices to a location which is more than fifty (50) miles from its current offices; or

                 (3) Upon death of the Employee; or

                 (4) Upon the Total Disability of the Employee.


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           (b) In the event that employment is terminated by Employee pursuant to Section 5(a)(2)(c) or is terminated due to the Employee's death or Total Disability, the Company will be obligated to pay to the Employee the full amount of Base Salary earned by Employee through the effective date of termination or death, as the case may be.

           (c) In the event that employment is terminated by the Company for Cause, the Company will have no obligations to pay any amount beyond the effective date of such termination whether as Base Salary, Bonus Payment or otherwise to provide any benefits arising hereunder or otherwise except as required by law.

           (d) In the event that employment with the Company is terminated within one hundred eighty (180) days after a Change of Control Event, either voluntarily or involuntarily, whether by the Company or Employee:

                 (i) The Company shall pay Employee on the date of such
            termination an amount equal to two times his Base Salary and Bonus for the last full fiscal year prior to the Change in Control Event or an amount equal to $260,000 if such termination occurs prior to January 1, 1998.

                 (ii) All stock options granted by the Company to Employee
            under Section 4(g) shall become immediately vested and exercisable in accordance with their terms.

     6. CONFIDENTIAL INFORMATION. Employee acknowledges that the nature of his engagement by the Company is such that Employee shall have access to information of a confidential and/or trade secret nature which has great value to the Company. Such information includes financial, manufacturing and marketing data, business plans and methods, processes, product formulas, developmental work, work in process, methods, trade secrets (including, without limitation, customer lists, supplier lists and lists of customer, supplier and food broker sources), and any other information relating to the products, services, customers, sales or business affairs of the Company, which has value and is treated as secret and/or confidential by the Company (the "CONFIDENTIAL INFORMATION"). The Company has and will also have access to Confidential Information of its suppliers ("SUPPLIERS" means any persons with whom the Company has a co-packing or joint venture relationship with or who supplies any products or materials to the Company). Confidential Information includes not only information disclosed by the Company or its Suppliers to Employee in the course of employment, but also information developed or learned by Employee during the course of employment with the Company. Confidential Information is to be broadly defined. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company or Suppliers are engaged or in which they contemplate engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of the Company or Suppliers, whether or not such information is identified as Confidential Information by the Company or Suppliers. You agree to keep all Confidential Information that could be materially detrimental to the interests of the Company or Suppliers in confidence during the term of this Agreement and at any time thereafter and shall not use, disclose, publish or otherwise disseminate any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company's best interests, (ii) required by applicable law,
(iii) lawfully obtainable from other sources, (iv) authorized in writing by the Company, (v) no


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longer qualifies as a trade secret or confidential information under applicable law, or (vi) necessary to enforce this Agreement. Upon termination of employment with the Company, Employee shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing Confidential Information, whether prepared by Employee, the Company or anyone else.

     7. NON-COMPETITION. In order to protect the Confidential Information, Employee agrees that during the term of employment, and for a period of one (1) year thereafter, Employee will not, directly or indirectly, whether as an owner, partner, shareholder, agent, employee, creditor, or otherwise, promote, participate or engage in any activity or other business directly competitive with the Company's then existing business if such activity or other business involves any use of any of the Confidential Information by Employee.

     8. NON-SOLICITATION OF CUSTOMERS OR SUPPLIERS. Employee agrees that for a period of one (1) year after the termination of employment with the Company, Employee will not, on his own behalf or on behalf of an other individual, association or entity, call on any of the customers or Suppliers of the Company for the purpose of soliciting or inducing any of such customers to acquire (or providing to any of such customers) or any of the Suppliers to provide any product or service provided by or to the Company, nor will Employee in any way, directly or indirectly, as agent or otherwise, in any other manner solicit, influence or encourage such customers or Suppliers to take away or to divert or direct their business away from the Company to Employee or to any other person or entity with which Employee is employed, associated, affiliated or otherwise related.

     9. NONINTERFERENCE WITH EMPLOYEES. In order to protect the Confidential Information, Employee agrees that during the term hereof and for a period of one (1) year thereafter, Employee will not, directly or indirectly, induce or entice any employee of the Company with access to or possession of Confidential Information, to leave such employment or cause anyone else to leave such employment.

     10. REMEDIES. The parties hereto agree that the services to be rendered by Employee pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Employee of any of the terms of this Agreement will cause the Company great and irreparable injury and damage. Employee hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Employee. This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

     11. SEVERABILITY. In case any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

     12. ASSIGNMENT. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party hereto without the prior written consent of the other party hereto.


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     13. NOTICES.  Except as otherwise specifically provided herein, any notice required or permitted to be given to Employee pursuant to this Agreement shall be given in writing, and personally delivered or mailed to Employee by certified mail, return receipt requested, at the address set forth below Employee's signature on this Agreement or at such other address as Employee shall designate by written notice to the Company given in accordance with this
Section 13, and any notice required or permitted to be given to the Company shall be given in writing, and personally delivered or mailed to the Company by certified mail, return receipt requested, addressed to the Company at the address set forth under the signature of the President of the Company or his designee on this Agreement or at such other address as the Company shall designate by written notice to Employee given in accordance with this Section
13. Any notice complying with this Section 13 shall be deemed received upon actual receipt by the addressee.

     14. WAIVER. The waiver by either party hereto of any breach of this Agreement by the other party hereto shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

     15. GOVERNING LAW. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Illinois.

     16. BENEFICIARY. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

     17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement of the parties hereto relating to Employee's employment by the Company in the capacity herein stated and, except as specifically provided herein, no provisions of any employee manual, personnel policies, Company directives or other agreement or document shall be deemed to modify the terms of this Agreement. No amendment or modification of this Agreement shall be valid or binding upon Employee or the Company unless made in writing and signed by the parties hereto. All prior understandings and agreements relating to Employee's employment by the Company, in whatever capacity, are hereby expressly terminated.

     18. CONFIDENTIALITY. The terms, conditions and existence of this Agreement shall be confidential.

     IN WITNESS WHEREOF, Employee and the Company have executed and delivered this agreement as of the date first shown above.

   EMPLOYEE:                            THE COMPANY:
   JAY H. DEMBSKY                       VITA FOOD PRODUCTS, INC.
   __________________________________   By:_______________________________

   Address:___________________________  Printed Name:______________________
           ___________________________  Title:______________________________
           ___________________________  Address: 2222 West Lake Street
                                                 Chicago, IL  60612



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